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                                                                    Exhibit 15.0

AVANIR Pharmaceuticals
San Diego, California

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of AVANIR Pharmaceuticals and subsidiary as of December 31, 2003 and the related consolidated statements of operations and cash flows for the three-month periods ended December 31, 2003 and 2002, as indicated in our report dated February 13, 2004; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended December 31, 2003, is incorporated by reference in Registration Statement Nos. 33-71276, 33-94370, 333-83089, 333-84183, 333-38094 and 333-108716 on Form S-8 and Registration
Statement Nos. 33-49082, 33-76094, 333-24549, 333-76641, 333-77925, 333-31442,
333-32776, 333-34958, 333-35934, 333-107820 and 333-111680 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP

San Diego, California
February 13, 2004